Exhibit 99.2

COMMON STOCK PURCHASE AGREEMENT
THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of September 14, 2022 by and between Magyar Bancorp, a Delaware corporation (the “Company”), and PL Capital LLC and its affiliates including Financial Edge Fund, L.P., Financial Edge - Strategic Fund, L.P., Goodbody/PL Capital, L.P., Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley, Beth R. Lashley, Lashley Family 2012 Trust, Lashley Family 2011 Trust and PL Capital/Focused Fund, L.P. (collectively, the “Stockholder”).
RECITALS
WHEREAS, the Stockholder desires to sell, and the Company desires to purchase from Stockholder 340,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) on the terms and subject to the conditions set forth in this Agreement (the “Purchase”).
NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:
AGREEMENT
SECTION 1. PURCHASE OF SHARES.
1.1 Purchase.  The Company hereby agrees to purchase from the Stockholder, and the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s right, title and interest in and to the Shares at the per share price of $12.93, for an aggregate purchase price of $4,396,200 (the “Purchase Amount”).
1.2 Delivery of Shares. The Stockholder shall deliver or cause to be delivered the Shares to the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”) pursuant to instructions to be provided by the Company.
1.3 Delivery of Purchase Amount. Upon receipt of confirmation from AST of its receipt of the Shares, the Purchase Amount shall be paid by the Company to Stockholder by wire transfer of immediately available funds to an account or accounts to be designated by the Stockholder.
SECTION 2. REPRESENTATIONS AND WARRANTIES.
In connection with the transactions provided for hereby, the Stockholder represents and warrants to the Company as follows:
2.1 Ownership of Shares. The Stockholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying for the Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

2.2 Authorization. The Stockholder has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and to sell and deliver the Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Stockholder.
2.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound.

2.4 Access to Information. The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Shares hereunder and perform the other transactions contemplated hereby. The Stockholder further represents that the Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Stockholder by or on behalf of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Common Stock Repurchase Agreement as of the day and year first above written.

       COMPANY:
       Magyar Bancorp, Inc.

By:  /s/ John S. Fitzgerald
        John S. Fitzgerald
        President and Chief Executive Officer

        STOCKHOLDER:

By:  /s/ Richard J. Lashley
        Richard J. Lashley

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